UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Cytyc Corporation

(Name of Registrant as Specified In Its Charter)

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The following letter was distributed to employees of Cytyc Corporation.

May 20, 2007

Dear Colleague:

I have some very exciting news to share with you. Today, Cytyc Corporation announced an agreement to merge with Hologic creating a global leader in women’s healthcare with $1.5 billion in revenues.

A copy of the press release we issued this afternoon as well as a Q&A are attached to this email. In addition, I’ve scheduled a conference call this evening at 8 p.m. EDT for you to hear more about this exciting news. The call number in the U.S. is 800-260-0702 and the international number is 612-288-0318 and the access code for the call is 874516. I will be on the call along with Dan Levangie.

As many of you may know, Hologic, headquartered nearby in Bedford, Massachusetts, is dedicated exclusively to serving the healthcare needs of women throughout their lives. Hologic is a leading developer of innovative imaging technology for breast imaging, the diagnosis of osteoporosis and breast cancer diagnostics. Hologic has approximately 1,700 employees worldwide, five manufacturing facilities in the U.S. and two facilities outside of the U.S. They projected sales of approximately $725 million in fiscal 2007. Like Cytyc, Hologic has a record of innovation and superior service. These differentiators have resulted in both companies becoming leaders in their fields.

We believe Hologic is an ideal strategic partner for Cytyc given the complementary nature of our product lines. This combination brings together two well-respected industry leaders in the women’s healthcare and diagnostics marketplace to create one of the largest companies focused exclusively on advanced technology in women’s health. Together, we will benefit from:

•

A broad women’s health product portfolio using best-in-class technology, with some of the largest and most trusted women’s healthcare brands, such as ThinPrep®, Lorad®, NovaSure®, Suros®, Atec®, Discovery™, FullTerm®, R2®, and MammoSite®.

•

Comprehensive channel coverage with direct operations in over 20 countries. The combined company will have the largest sales and service organization exclusively focused on women’s health in the diagnostic and medical technology industry in the United States. These 1,200 sales and service professionals will help support a stronger presence in hospitals, private practices, and healthcare organizations targeting OB/GYNs, hospitals and imaging clinics, breast surgeons, radiation oncologists, and radiologists.

•	Enhanced international presence with an international direct sales and service team of over 200 people and 150 distribution partnerships supporting over 100 countries around the world.

This is truly a compelling combination and a great development for our company. It would have taken many years of organic growth for Cytyc or Hologic alone to achieve what we will achieve the moment this transaction closes. By utilizing the substantial talent from both companies, I know we can capture the significant upside potential we see with this transaction. For you, we

Cytyc Employee Letter	Page 1

expect our combination with Hologic and the resulting growth to lead to additional career development and advancement opportunities. I hope you are as excited as I am about our future.

We expect the transaction will close in the third calendar quarter of 2007. We will keep you updated on our progress. Until the closing, however, we remain separate companies, and we must continue to focus on achieving our goals and serving our customers with the same passion that they have come to expect. After the closing, I will become Executive Chairman of the Board of the combined company with Jack Cumming, Hologic’s current Chairman and CEO, serving as CEO of the new company. Our current four division presidents will report directly into Jack, and our senior management team has been asked to continue with the new organization. We plan to leave our existing business unit structure intact. We will continue to operate as Cytyc Corporation, a wholly owned subsidiary of Hologic, with no change planned for our location in Marlborough.

We will hold a company meeting at 10 a.m. EDT tomorrow morning in the Charles River conference room to discuss this combination in more detail and to answer any questions. For those unable to attend, you can dial into 866 285-7778 and internationally 214 622-4979. The access code for the call is 4497364. I will be on the road talking to investors this week so this session will be led by Dan Levangie and the Cytyc senior executive staff.

Since our founding, Cytyc has been deeply committed to women’s healthcare. With today’s announcement, we start a new chapter in Cytyc’s history of providing unique healthcare solutions for women around the world.

I am very proud of our achievements together and thank each of you for your dedication to each other, our customers and our company. I’m confident that together with Hologic, we can reach new heights to the benefit of all.

Best Regards,

Pat

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the timing of the completion of the transaction, the anticipated benefits of the business combination transaction involving Hologic and Cytyc, including future financial and operating results, the expected permanent financing for the transaction, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Hologic and Cytyc caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.

Cytyc Employee Letter	Page 2

These include risks and uncertainties relating to: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the parties may be unable to complete the transaction because conditions to the closing of the transaction may not be satisfied; the risk that the businesses will not be integrated successfully; the transaction may involve unexpected costs or unexpected liabilities; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; use and protection of intellectual property; dependence on customers’ capital spending policies and government funding policies, including third-party reimbursement; realization of potential future savings from new productivity initiatives; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. In addition, the transaction will require the combined company to obtain significant financing. While Hologic has obtained a commitment to obtain such financing, including a bridge to the permanent financing contemplated in the press release, the combined company’s liquidity and results of operations could be materially adversely affected if such financing is not available on favorable terms. Moreover, the substantial leverage resulting from such financing will subject the combined company’s business to additional risks and uncertainties. The risks included above are not exhaustive. The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic and Cytyc have filed with the SEC contain additional factors that could impact the combined company’s businesses and financial performance. The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and Stockholders

Hologic and Cytyc will file a joint proxy statement/prospectus with the SEC in connection with the proposed merger. Hologic and Cytyc urge investors and stockholders to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed by either party with the SEC because they will contain important information.

Investors and stockholders will be able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Hologic will be available free of charge on the investor relations portion of the Hologic website at www.hologic.com. Documents filed with the SEC by Cytyc will be available free of charge on the investor relations portion of the Cytyc website at www.cytyc.com.

Cytyc Employee Letter	Page 3

Participants in the Solicitation

Hologic, and certain of its directors and executive officers, may be deemed participants in the solicitation of proxies from the stockholders of Hologic in connection with the merger. The names of Hologic’s directors and executive officers and a description of their interests in Hologic are set forth in the proxy statement for Hologic’s 2006 annual meeting of stockholders, which was filed with the SEC on January 25, 2007. Cytyc, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. The names of Cytyc’s directors and executive officers and a description of their interests in Cytyc is set forth in Cytyc’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which was filed with the SEC on April 30, 2007.

If and to the extent that any of the Hologic or Cytyc participants will receive any additional benefits in connection with the merger that are unknown as of the date of this filing, the details of those benefits will be described in the definitive joint proxy statement/prospectus to be filed in connection with the merger. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Hologic’s and Cytyc’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus when it becomes available.

Cytyc Employee Letter	Page 4

Cytyc Employee FAQ

1.	Why should you be excited about this merger?

•	The Cytyc name and brand will endure.

•	Much larger company with expanded capability to execute acquisitions and fund internal development of new products.

•	Stronger financial foundation less vulnerable to weakness (real or perceived) in one business segment.

•	Accelerated growth rate will lead to increased opportunity for advancement.

•	Day to day life at Cytyc will change very little given the complimentary, rather than duplicative nature of our businesses.

2.	Why are Cytyc and Hologic combining?

This combination brings together two well-respected industry leaders in the women’s healthcare and diagnostics marketplace to create one of the largest companies in the world focused exclusively on advanced technology in women’s health. Together, we will benefit from:

•

A broad women’s health product portfolio using best-in-class technology, with some of the largest and most trusted women’s healthcare brands, such as ThinPrep®, Lorad®, NovaSure®, Suros®, Atec®, Discovery™, FullTerm®, R2®, and MammoSite®.

•

Comprehensive channel coverage with direct operations in over 20 countries. The combined company will have the world’s largest sales and service organization exclusively focused on women’s health in the diagnostic and medical technology industry. These 1,200 sales and service professionals will help support a stronger presence in hospitals, private practices, and healthcare organizations targeting OB/GYNs, hospitals and imaging clinics, breast surgeons, radiation oncologists, and radiologists.

•	Enhanced international presence with an international direct sales and service team of over 200 people and 150 distribution partnerships supporting over 100 countries around the world.

In short, this is truly a compelling combination that will drive enhanced growth, value creation, and exciting opportunities for all of our stakeholders, including our shareholders, customers, and the employees of both companies.

3.	Who is Hologic?

Hologic, which is headquartered nearby in Bedford, Massachusetts, is dedicated exclusively to serving the healthcare needs of women and is a leading developer of innovative imaging technology for breast imaging, the diagnosis of osteoporosis and breast cancer diagnostics. Hologic has approximately 1,700 employees worldwide, has five manufacturing facilities in the U.S., two internationally and has projected sales of approximately $725 million in fiscal 2007. Like Cytyc, Hologic has a record of innovation and superior service. These differentiators have resulted in both companies becoming leaders in their fields.

4.	How will this transaction affect employees?

Both Cytyc and Hologic’s employees have done an excellent job in building their respective companies to where they are today. Together, we can accelerate this success.

Over the long-term, we believe employees will benefit from additional career development and advancement opportunities as the combined company grows. Until the closing, however, we remain separate companies, and we will focus on achieving our goals and serving our customers with the same passion and dedication that they expect.

5.	How long before the transaction closes? What approvals are required?

The transaction is subject to approval of both companies’ shareholders as well as customary closing conditions and anti-trust approvals, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and various country filings. The transaction is expected to close in the third calendar quarter of 2007. We will make every effort to keep you informed about developments and progress throughout the approval process.

6.	What can employees expect in the interim?

Excellence will not be possible without our collective efforts and our ongoing commitment to the task at hand. Until the transaction closes, we remain separate companies, and it will be business as usual. We should continue to focus on serving our customers and achieving our respective business plans. We will make every effort to keep you informed about developments and progress throughout the approval process.

7.	What are the plans to integrate the two companies?

We will establish an integration team to begin work on how we can bring our two companies together and capitalize on our collective strengths. Given the complementary nature of our companies and the solid teams at both Cytyc and Hologic, we expect to realize the benefits of this transaction quickly and efficiently following the transaction’s close. Additionally, Cytyc and Hologic in total today are actively recruiting for over 200 positions across the company. We are very excited about the opportunities this combination will present for all of our employees.

8.	Will there be any changes in employee benefits and compensation?

Both Cytyc and Hologic are committed to providing a competitive compensation and benefits package that will allow us to attract and retain the great talent that has been the foundation to the success of both companies. We expect no major changes at least through the end of the year including our incentive programs. When combining two companies, you expect some similarities and differences between programs. As programs are finalized, we will keep you informed.

9.	What happens to employee stock options?

(a) Vested Cytyc options can be sold in accordance with our existing Insider Trading Policy between now and closing as long as we are not in a black-out period.

(b) Employee stock options will be converted into Hologic shares at the time of the closing and will continue to vest per the existing agreements. The conversion price is a bit complicated due to the cash and shares that Cytyc shareholders will be receiving in the merger. The final conversion ratio will be set at the time this transaction closes and we will inform you of that ratio once it is finalized. In the end, your Cytyc options will be converted into a number of Hologic options to deliver the same value as you would have otherwise had with your Cytyc options.

10.	Will there be new opportunities for both companies’ employees?

We believe that the combined company will offer an exciting future for our employees, including additional career development and advancement opportunities as the new organization grows. Today, both companies combined are recruiting for over 200 new employees. Since our headquarters are within 15 miles of each other, we believe that Cytyc and Hologic will provide cross-training opportunities for employees and encourage movement to other departments and locations.

11.	Will there be any layoffs as a result of the transaction?

This strategic transaction will be a catalyst for growth, and as such, the companies do not anticipate changes in the combined company’s workforce at the operating level. A limited number of positions may be impacted by this merger but it is important to remember we expect there to be new opportunities for our employees as we move forward and grow together.

12.	After the closing of the transaction, what will the combined company be called, where will it be headquartered, and who will lead it?

The combined company will be called Hologic. Cytyc will become a wholly-owned subsidiary of Hologic. Patrick Sullivan will become Executive Chairman and Jack Cumming will become Chief Executive Officer of the combined company. Hologic will maintain its headquarters in Bedford and Cytyc’s offices in Marlborough. The Board of Directors will be comprised of 6 Hologic Directors and 5 Cytyc Directors including Pat Sullivan and Dan Levangie.

13.	How will this transaction affect our relationship with our customers?

Together, Cytyc and Hologic will be uniquely positioned to offer a product portfolio that meets many of a woman’s screening and treatment needs throughout her life. This portfolio will include integrated solutions in screening, diagnostics and therapeutics for women’s health, including, breast cancer, cervical cancer, menorrhagia, pre-natal health, osteoporosis, endometriosis, and permanent contraception.

We remain committed to providing choice to physicians and their patients by offering a wide range of best-in-class branded products and services. We anticipate our existing distribution relationships will be strengthened as a result of this transaction. We will be working closely with our customers to help ensure they understand the real benefits of this transaction and why we believe we will be an even better strategic partner as a result of Hologic and Cytyc’s merger.

14.	How will this transaction affect our relationship with our suppliers?

All contracts will be honored, and day-to-day contacts will remain the same. In the coming months, we will review our supplier relationships and determine the best solution for the combined company, physicians, and their patients. It will be business as usual, however, until the transaction closes.

15.	Where can employees obtain additional information?

We will make every effort to keep you informed about developments and progress throughout the approval process. We will be creating a website where you can post questions and we will post answers as they are available. In the interim, your manager and Human Resource representative will be available to address questions.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the timing of the completion of the transaction, the anticipated benefits of the business combination transaction involving Hologic and Cytyc, including future financial and operating results, the expected permanent financing for the transaction, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Hologic and Cytyc caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.

These include risks and uncertainties relating to: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the parties may be unable to complete the transaction because conditions to the closing of the transaction may not be satisfied; the risk that the businesses will not be integrated successfully; the transaction may involve unexpected costs or unexpected liabilities; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; use and protection of intellectual property; dependence on customers’ capital spending policies and government funding policies, including third-party reimbursement; realization of potential future savings from new productivity initiatives; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. In addition, the transaction will require the combined company to obtain significant financing. While Hologic has obtained a commitment to obtain such financing, including a bridge to the permanent financing contemplated in the press release, the combined company’s liquidity and results of operations could be materially adversely affected if such financing is not available on favorable terms. Moreover, the substantial leverage resulting from such financing will subject the combined company’s business to additional risks and uncertainties. The risks included above are not exhaustive. The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic and Cytyc have filed with the SEC contain additional factors that could impact the combined company’s businesses and financial performance. The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and Stockholders

Hologic and Cytyc will file a joint proxy statement/prospectus with the SEC in connection with the proposed merger. Hologic and Cytyc urge investors and stockholders to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed by either party with the SEC because they will contain important information.

Investors and stockholders will be able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Hologic will be available free of charge on the investor relations portion of the Hologic website at www.hologic.com. Documents filed with the SEC by Cytyc will be available free of charge on the investor relations portion of the Cytyc website at www.cytyc.com.

Participants in the Solicitation

Hologic, and certain of its directors and executive officers, may be deemed participants in the solicitation of proxies from the stockholders of Hologic in connection with the merger. The names of Hologic’s directors and executive officers and a description of their interests in Hologic are set forth in the proxy statement for Hologic’s 2006 annual meeting of stockholders, which was filed with the SEC on January 25, 2007. Cytyc, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. The names of Cytyc’s directors and executive officers and a description of their interests in Cytyc is set forth in Cytyc’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which was filed with the SEC on April 30, 2007.

If and to the extent that any of the Hologic or Cytyc participants will receive any additional benefits in connection with the merger that are unknown as of the date of this filing, the details of those benefits will be described in the definitive joint proxy statement/prospectus to be filed in connection with the merger. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Hologic’s and Cytyc’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus when it becomes available.